                                 EXHIBIT 21.2
                       AWARD SOFTWARE INTERNATIONAL, INC.

                                  SUBSIDIARIES


                                   JURISDICTION OF         NAME UNDER WHICH
COMPLETE NAME OF SUBSIDIARY         INCORPORATION      SUBSIDIARY DOES BUSINESS
---------------------------       -----------------  ---------------------------

Award Software Hong Kong Limited   Hong Kong         Award Software Hong Kong
                                                      Limited

Award Software Japan KK            Japan             Award Software Japan KK

Unicore Software, Inc.             Delaware          Unicore Software, Inc.

Microid Research, Inc.             California        Microid Research, Inc.